  Exhibit 99.1
WRAP Appoints Four New Independent Board Members

TEMPE, Arizona, April 23, 2021 -- Wrap Technologies, Inc. (the "Company" or "WRAP") (Nasdaq: WRAP), a global leader in innovative public safety technologies and services, today announced the appointment of four new independent members to its Board of Directors.

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Jeff Kukowski has extensive operating experience selling products and services to law enforcement. He currently is CEO and a director of Cloudbolt Software, an enterprise cloud management leader. From June 2010 to December 2014, he was Chief Operating Officer of Axon Enterprise, Inc., formerly Taser International.
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Kimberly Sentovich is a seasoned merchandising, operations, IT, and supply chain executive with 30 years of experience with multi-billion-dollar profit and loss responsibility. She held executive positions at Gymboree, Walmart, and Home Depot. Ms. Sentovich has served on the Board of Directors of One Stop Systems (NASDAQ: OSS) from 2019 to the present.
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Kevin Sherman is an experienced marketing executive and currently serves as the Interim Chief Executive Officer, Chief Marketing Officer, and Chief Revenue Officer of privately held Tractor Beverages, Inc., where he has served since 2018.
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TJ Kennedy has extensive experience in the fields of technology, public safety, management, manufacturing, and communications. He has served as the Chief Executive Officer, President, and member of the Board of directors of Qumu, Inc. (NASDAQ: QUMU) since July 2020. He has prior experience as a Director of the Public Safety Network and as President of FirstNet – (First Responder Network Authority), an independent authority inside the US Government responsible for designing, building, and overseeing the nationwide public safety broadband network for first responders in the United States.

With the appointment of the new directors, the Company’s Board now consists of nine members, seven of which are considered independent directors. Independent director, Jeff Kukowski, was nominated by founding stockholder Elwood G. Norris and independent director Kimberly Sentovich was nominated by the Governance Committee of the Board, with both being nominated pursuant to the terms of the March 2021 Cooperation Agreement entered into between Mr. Norris and the Company’s Board of Directors. The Board further appointed Mr. Sherman and Mr. Kennedy as additional independent members of its Board. The additional members will stand for re-election at the Company’s 2021 Annual Meeting of Stockholders.

“I am pleased to have additional talent join the WRAP team at this pivotal time in our growth,” said Scot Cohen, Chairman of the Board at WRAP. “The new members have a wide range of experience and demonstrated skills, and I look forward to the Board and our executive team benefiting from their counsel in the months and years to come as we expand our global business.”

About WRAP

WRAP Technologies (Nasdaq: WRAP) is a global leader in innovating public safety technologies and services that deliver advanced solutions focused on avoiding escalation. The BolaWrap® Remote Restraint device, WRAP's first product, is a patented, hand-held device that discharges a Kevlar® tether to temporarily restrain from a safe distance. Through many field uses and growing adoption by agencies worldwide, BolaWrap is proving to be an effective tool to safely detain persons without injury. WRAP Reality, the Company's virtual reality training system, is an immersive training simulator and comprehensive public safety training platform designed to empower first responders with the necessary knowledge to perform in the field. WRAP's headquarters are located in Tempe, Arizona. For more information, please visit wrap.com.

Follow WRAP here:
WRAP on Facebook: https://www.facebook.com/wraptechnologies/
WRAP on Twitter: https://twitter.com/wraptechinc
WRAP on LinkedIn: https://www.linkedin.com/company/wraptechnologies/

Trademark Information

BolaWrap, Wrap and Wrap Reality are trademarks of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: statements regarding the Company's overall business; total addressable market; and, expectations regarding future sales and expenses. Words such as "expect", "anticipate", "should", "believe", "target", "project", "goals", "estimate", "potential", "predict", "may", "will", "could", "intend", and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to successful implement training programs for the use of its products; the Company's ability to manufacture and produce product for its customers; the Company's ability to develop sales for its new product solution; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company's product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the ability to obtain export licenses for counties outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company's ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contact:

Paul M. Manley
VP – Investor Relations
(612) 834-1804
pmanley@wrap.com